Exhibit 99.1
4650 SW Macadam Avenue, Suite 400 • Portland, OR 97239 • Telephone (503) 946-4800
CONTACT: Jay Khetani, Vice President of Investor Relations (503) 946-4700
Website: http://www.precast.com

Precision Castparts Declares Dividend at Quarterly Board Meeting

PORTLAND, Ore., Aug. 14, 2013 (GLOBE NEWSWIRE) -- At yesterday's quarterly board meeting, the board of directors of Precision Castparts Corp. (NYSE:PCP) declared a quarterly cash dividend and authorized an increase to its share repurchase program.
A quarterly cash dividend of $0.03 per share on the company's common stock will be payable on September 30, 2013, to shareholders of record at the close of business on September 6, 2013.
The board also approved an additional $750 million for use in the Company's stock repurchase program, effective immediately and continuing through June 2015. This amount is in addition to approximately $400 million remaining from a prior authorization.
"As we have done in the past, we will continue to aggressively pursue synergistic acquisitions as the primary use of our cash flow," said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp. "At the same time, we will use share repurchases opportunistically to enhance value creation for shareholders. Our decision to expand the share repurchase program is firmly supported by the Company's growth and cash generation expectations."
Repurchases under the Company's program will be made in open market or privately negotiated transactions in compliance with Securities and Exchange Commission Rule 10b-18, subject to market conditions, applicable legal requirements, and other relevant factors. This share repurchase plan does not obligate Precision Castparts Corp. to acquire any particular amount of common stock, and it may be suspended at any time at the Company's discretion. Precision Castparts Corp. had approximately 145.5 million shares of common stock outstanding as of August 1, 2013.
Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power, and general industrial markets. PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, forged components and highly engineered, critical fasteners for aerospace applications.  The Company is also the leading producer of airfoil castings for the industrial gas turbine market.  In addition, PCC manufactures extruded seamless pipe, fittings, forgings, and clad products for power generation and oil & gas applications; commercial and military airframe aerostructures; and metal alloys and other materials to the casting, forging, and other industries.
Information included within this press release describing the projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, and general industrial cycles; the relative success of our entry into new markets; competitive pricing; the financial viability of our significant customers; the concentration of a substantial portion of our business with a relatively small number of key customers; the impact on the Company of customer or supplier labor disputes; demand, timing and market acceptance of new commercial and military programs, including the Boeing 787; the availability and cost of energy, raw materials, supplies, and insurance; the cost of pension and postretirement medical benefits; equipment failures; product liability claims; relations with our employees; our ability to manage our operating costs and to integrate acquired businesses in an effective manner, including the ability to realize expected synergies; the timing of new acquisitions; misappropriation of our intellectual property rights; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; the impact of adverse weather conditions or natural disasters; the availability and cost of financing; and implementation of new technologies and process improvements. Any forward-looking statements should be considered in light of these factors. We undertake no obligation to update any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.
Precision Castparts Corp.'s press releases are available on the Internet at Globe Newswire's website - http://www.globenewswire.com or PCC's home page at http://www.precast.com. If you wish to be removed from this list, please reply to Unsubscribe@precastcorp.com